Exhibit 12.1

Tsakos Energy Navigation Limited

Computation of Ratio of Earnings to Fixed Charges

(Expressed in thousands of United States Dollars, except ratios)

	Years Ended December 31,
	2008		2007		2006		2005		2004
Earnings
Income from continued operations (before minority interest)	203,997		186,560		196,406		161,755		143,290
Add:
Fixed charges	72,380		79,366		60,375		25,242		21,987
Amortization of Capitalized Interest			757		319		198		162
Distributed income of equity investees	1,144

	277,521		266,683		257,100		187,195		165,439

Less:
Interest capitalized	(4,319)		(8,944)		(12,474)		(5,344)		(2,708)

	273,202		257,739		244,626		181,851		162,731

Fixed Charges
Interest expensed	65,917		68,081		42,191		13,742		12,894
Interest capitalized	4,319		8,944		12,474		5,344		2,708
Amortization of capitalized expenses relating to indebtedness	944		921		1,495		1,034		368
Interest portion of rental expense	800		1,420		4,215		5,122		6,017

	71,980		79,366		60,375		25,242		21,987

Ratio of Earnings to Fixed Charges	3.8	x	3.2	x	4.1	x	7.2	x	7.4	x